EXHIBIT 99.1

 UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

Chapter  11

In re:
Pinnacle Airlines Corp. et al. (1)	Case No. 12-11343-REG
Debtors	(jointly administered)

MONTHLY OPERATING REPORT
FOR THE MONTH ENDED MAY 31, 2012

DEBTORS’ ADDRESS:	Pinnacle Airlines Corp.
One Commerce Square
40 S. Main Street
Memphis, TN 38103

DEBTORS’ ATTORNEYS:	Marshall S. Huebner
Damian S. Schaible
Darren S. Klein
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Telephone: (212) 450-4000
Facsimile: (212) 607-7984

DISBURSEMENTS (IN THOUSANDS):	$ 56,953
FOR THE MONTH ENDED MAY 31, 2012

CONSOLIDATED NET LOSS (IN THOUSANDS)	$ 249
FOR THE MONTH ENDED MAY 31, 2012

REPORT PREPARER:                    Pinnacle Airlines Corp.

The undersigned, having reviewed the attached report and being familiar with the Debtors’ financial affairs, verifies under penalty of perjury that the information contained therein is complete, accurate and truthful to the best of my knowledge. (2)

/s/ Anthony D. McDuffie	Date: June 26, 2012
Anthony D. McDuffie
Vice President, Finance and Controller

(1)	See Schedule 1 for a listing of Debtors by case number.
(2)	All amounts herein are unaudited and subject to revision. The Debtors reserve all rights to revise this report.

Pinnacle Airlines Corp.

Index to Condensed Consolidated Financial Statements and Schedules

Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheet as of May 31, 2012	3-4
Condensed Consolidated Statement of Operations for the Month ended May 31, 2012	5
Condensed Consolidated Statement of Cash Flows for the Month ended May 31, 2012	6

Notes to Condensed Consolidated Financial Statements	7-14

Schedules
Schedule 1: Total Disbursements by Filed Legal Entity for the Month ended May 31, 2012	15
Schedule 2: Schedule of Federal, State and Local Taxes Collected, Received, Due or Withheld for the Month ended May 31, 2012	16
Schedule 3: Total Disbursements to Retained Professionals for the Month ended May 31, 2012	17

Pinnacle Airlines Corp.
Debtors and Debtors in Possession
Condensed Consolidated Balance Sheet
May 31, 2012
(Unaudited) (In thousands)

Assets
Current assets
Cash and cash equivalents	$56,766
Restricted cash	12,141
Receivables	54,222
Spare parts and supplies	24,218
Prepaid expenses and other assets	12,450
Deferred income taxes	14,835
Income tax receivable	1,001
Total current assets	175,633

Property and equipment
Flight equipment	529,174
Other property and equipment	76,656
Less accumulated depreciation	(139,753)
Net property and equipment	466,077

Other assets, primarily aircraft lease deposits	249,458
Deferred income taxes	12,421
Debt issuance costs, net	2,218
Goodwill	22,282
Intangible assets, net	16,188
Total assets	$944,277

The accompanying notes are an integral part of the financial statements.

Pinnacle Airlines Corp.
Debtors and Debtors in Possession
Condensed Consolidated Balance Sheet
May 31, 2012
(Unaudited) (In thousands)

Liabilities and stockholders' equity
Current liabilities
Current maturities of debt	$-
Accounts payable	38,450
Deferred revenue	24,780
Accrued expenses and other current liabilities	58,779
Total current liabilities	122,009

Long-term debt, less current maturities	46,244
Deferred revenue, net of current portion	123,385
Other liabilities	222,921

Liabilities subject to compromise	416,814

Stockholders' equity
Common stock, $.01 par value	236
Treasury stock, at cost	(69,229)
Additional paid-in capital	128,449
Accumulated other comprehensive loss	(7,182)
Accumulated deficit	(39,370)
Total stockholders' equity	12,904
Total liabilities and stockholders' equity	$944,277

The accompanying notes are an integral part of the financial statements.

Pinnacle Airlines Corp.
Debtors and Debtors in Possession
Consolidated Statement of Operations
Month Ended May 31, 2012
(Unaudited) (In thousands)

Operating revenues
Regional airline services	$81,824
Other	1,160
Total operating revenues	82,984

Operating expenses
Salaries, wages and benefits	34,754
Aircraft rentals	10,962
Ground handling services	531
Aircraft maintenance, materials and repairs	11,487
Other rentals and landing fees	7,909
Aircraft fuel	343
Commissions and passenger related expense	556
Depreciation and amortization	2,915
Integration costs	223
Other	9,523
Total operating expenses	79,203

Operating income (loss)	3,781

Other income (expense)
Interest income	-
Interest expense	(2,260)
Miscellaneous income (expense)	2,054
Total other income (expense)	(206)

Income (loss) before reorganization items	3,575

Reorganization items, net	(3,796)

(Loss) income before income taxes	(221)
Income tax expense (benefit)	28
Net (loss) income	$(249)

The accompanying notes are an integral part of the financial statements.

Pinnacle Airlines Corp.
Debtors and Debtors in Possession
Consolidated Statement of Cash Flows
Month Ended May 31, 2012
(Unaudited) (In thousands)

Cash provided by (used in) operating activities	$12,656

Investing activities
Purchases of property and equipment, net	(130)
Proceeds from sales of investments	2,232
Cash provided by (used in) investing activities	2,102

Financing activities
Payments on debt	(463)
Other financing activities	(255)
Cash provided by (used in) financing activities	(718)

Net increase (decrease) in cash and cash equivalents	14,040
Cash and cash equivalents at beginning of period	42,726
Cash and cash equivalents at end of period	$56,766

The accompanying notes are an integral part of the financial statements.

PINNACLE AIRLINES CORP., et al.
DEBTORS AND DEBTORS IN POSSESSION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.   Organization

The Condensed Consolidated Financial Statements include the accounts of Pinnacle Airlines Corp. (the “Company”) and its direct and indirect subsidiaries, including Colgan Air, Inc., Mesaba Aviation, Inc., Pinnacle Airlines, Inc., and Pinnacle East Coast Operations Inc.  For further information, refer to the consolidated financial statements and footnotes included in the Company’s Annual Report on Form 10-K filed with the SEC on May 31, 2012 (“2011 Form 10-K”).

2.  Basis of Presentation

On April 1, 2012 (the “Petition Date”), the Company and its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief (the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  The Chapter 11 Cases are being jointly administered under the caption “In re Pinnacle Airlines Corp., et al, Case No. 12-11343-REG.”

The Debtors are operating their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provision of the Bankruptcy Code and the orders of the Bankruptcy Court.  In general, as debtors-in-possession under the Bankruptcy Code, the Debtors are authorized to continue to operate as an ongoing business, but may not engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court.  The Bankruptcy Code enables the Company to continue to operate its business without interruption, and the Bankruptcy Court has granted additional relief covering, among other things, obligations to (i) employees, (ii) taxing authorities, (iii) insurance providers, (iv) foreign vendors, (v) fuel suppliers, (vi) other airlines pursuant to certain interline agreements, and (vii) perform under certain term sheets with United Airlines, Inc. and Export Development Canada.

While operating as debtors-in-possession under Chapter 11 of the Bankruptcy Code, the Debtors may sell or otherwise dispose of or liquidate assets or settle liabilities, subject to the approval of the Bankruptcy Court or otherwise as permitted in the ordinary course of business.  The Debtors have not yet prepared or filed with the Bankruptcy Court a plan of reorganization.  The ultimate plan of reorganization, which would be subject to acceptance by the requisite majorities of empowered creditors under the Bankruptcy Code and approved by the Bankruptcy Court, could materially change the amounts and classification in the Condensed Consolidated Financial Statements.

This Monthly Operating Report (“MOR”) was prepared on a consolidated basis for the Company and its subsidiaries, all of which filed voluntary petitions for relief under Chapter 11.  This MOR is unaudited, is limited in scope, covers a limited time period, and has been prepared solely for the purpose of complying with the monthly reporting requirements for Chapter 11 debtors as required by the Office of the United States Trustee for the Southern District of New York (the “U.S. Trustee”) and the Bankruptcy Court.  This MOR does not include all the information and footnotes required by generally accepted accounting principles (“GAAP”) for complete financial statements.  Therefore, there can be no assurance that the condensed consolidated financial information presented herein is complete and readers are strongly cautioned not to place undue reliance on this MOR.  This MOR should be read in conjunction with the Debtors’ previously filed financial statements and accompanying notes in the Company’s annual and quarterly reports that are filed with the United States Securities and Exchange Commission (the “SEC”).   Results of operations for the period presented herein are not necessarily indicative of results of operations for the entire year.

In accordance with GAAP, the Debtors have applied ASC 852, “Reorganizations,” (“ASC 852”) in preparing the Condensed Consolidated Financial Statements.  ASC 852 requires that the financial statements, for periods subsequent to the Chapter 11 Cases, distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business.  Accordingly, certain expenses (including professional fees) and realized losses connected with the reorganization and incurred in the Chapter 11 Cases are recorded in Reorganization Items, net, on the accompanying Condensed Consolidated Statement of Operations.  In addition, prepetition obligations that may be impacted by the Chapter 11 reorganization process have been classified on the Condensed Consolidated Balance Sheet in liabilities subject to compromise.  These liabilities are reported at the amounts expected to be allowed by the Bankruptcy Court, even if they may be settled for lesser amounts (See Note 4).

The Debtors have also prepared these unaudited Condensed Consolidated Financial Statements on a going concern basis, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business.  Accordingly, the Debtors’ Condensed Consolidated Financial Statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Debtors be unable to continue as a going concern.

The accompanying Condensed Consolidated Financial Statements do not purport to reflect or provide for the consequences of the Chapter 11 Cases, other than as set forth under “Liabilities subject to compromise” on the accompanying Condensed Consolidated Balance Sheet and “Income (loss) before reorganization items” and “Reorganization items, net” on the accompanying Condensed Consolidated Statement of Operations.  In particular, the financial statements do not purport to show (1) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (2) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (3) as to stockholders’ equity accounts, the effect of any changes that may be made to the Debtors’ capitalization, or (4) as to operations, the effect of any changes that may be made to the Debtors’ business.

No assurance can be given as to the value, if any, that may be ascribed to the Debtors’ various prepetition liabilities and other securities.  The Company cannot predict what the ultimate value of any of its securities may be and it remains too early to determine whether holders of any such securities will receive any distribution in the Debtors’ reorganization.  In particular, in most cases under Chapter 11 of the Bankruptcy Code, holders of equity securities receive no recovery of value from their investment.  Accordingly, the Debtors urge that caution be exercised with respect to existing and future investments in any of these securities or other Debtor claims.  In addition, trading in the Company’s common stock on the Nasdaq Global Select Market (“NASDAQ”) was suspended on April 11, 2012, and the Company’s common stock was delisted by the SEC from the NASDAQ on April 20, 2012.  On April 21, 2012, the Company’s common stock began trading under the symbol “PNCLQ” on the Pink OTC Markets, Inc., operated by OTC Markets Group (www.otcmarkets.com).

Additional information about the Chapter 11 Cases, court filings and claims information is available on the internet at www.pinnaclerestructuring.com.

3.  Chapter 11 Proceedings and Reorganization Update for the Reporting Period

Effect of Automatic Stay.  Subject to certain exceptions under the Bankruptcy Code, the filing of the Debtors’ Chapter 11 Cases automatically enjoined, or stayed, the continuation of most judicial or administrative proceedings or filing of other actions against the Debtors or their property to recover on, collect or secure a claim arising prior to the Petition Date.  Thus, for example, most creditor actions to obtain possession of property from the Debtors, or to create, perfect or enforce any lien against the property of the Debtors, or to collect on monies owed or otherwise exercise rights or remedies with respect to a prepetition claim, are enjoined unless and until the Bankruptcy Court lifts the automatic stay as to any such claim.  Vendors are being paid for goods furnished and services provided after the Petition Date in the ordinary course of business.

Appointment of Creditors’ Committee.  On April 10, 2012, the U.S. Trustee appointed an official committee of unsecured creditors (the “Creditors’ Committee”) for the Chapter 11 Cases.

Rejection of Executory Contracts.  Under Section 365 and other relevant sections of the Bankruptcy Code, the Debtors may assume, assume and assign, or reject certain executory contracts and unexpired leases, including, without limitation, agreements relating to aircraft and aircraft engines (collectively, “Aircraft Property”) and leases of real property, subject to the approval of the Bankruptcy Court and certain other conditions.  The Debtors’ rights to assume, assume and assign, or reject unexpired leases of non-residential real estate expire on July 30, 2012 (subject to further extension by the Bankruptcy Court but not to exceed 210 days from the Petition Date).

In general, rejection of an executory contract or unexpired lease is treated as a prepetition breach of the executory contract or unexpired lease in question and, subject to certain exceptions, relieves the Debtors from performing their future obligations under such executory contract or unexpired lease, but entitles the contract counterparty or lessor to a prepetition general unsecured claim for damages caused by such deemed breach.  Counterparties to such rejected contracts or leases have the right to file claims against the Debtors’ estate for such damages.  Generally, the assumption of an executory contract or unexpired lease requires the Debtors to cure existing defaults under such executory contract or unexpired lease.

Any description of an executory contract or unexpired lease elsewhere in this report or reflected in these Notes, including where applicable the Debtors’ express termination rights or a quantification of their obligations, must be read in conjunction with, and is qualified by, any rights the Debtors or counterparties have under Section 365 of the Bankruptcy Code.

The Debtors expect that liabilities subject to compromise and resolution in the Chapter 11 Cases will arise in the future as a result of damage claims created by the Debtors’ rejection of various executory contracts and unexpired leases.  Due to the uncertain nature of many of the potential rejection claims, the magnitude of such claims is not reasonably estimable at this time.  Such claims may be material (see “Liabilities Subject to Compromise” below).

Special Protection Applicable to Leases and Secured Financing of Aircraft and Aircraft Equipment.  Notwithstanding the general discussion above of the impact of the automatic stay, under Section 1110 of the Bankruptcy Code (“Section 1110”), beginning 60 days after filing a petition under Chapter 11, certain secured parties, lessors and conditional sales vendors may have a right to take possession of certain qualifying Aircraft Property that is leased or subject to a security interest or conditional sale contract, unless the Debtors, subject to approval by the Bankruptcy Court, agree to perform under the applicable agreement, and cure any defaults as provided in Section 1110 (other than defaults of a kind specified in Section 365(b)(2) of the Bankruptcy Code).  Taking such action does not preclude the Debtors from later rejecting the applicable lease or abandoning the Aircraft Property subject to the related security agreement, or from later seeking to renegotiate the terms of the related financing.

The Debtors may extend the 60-day period by agreement of the relevant financing party, with Bankruptcy Court approval.  In the absence of an agreement and cure as described above or such an extension, the financing party may take possession of the Aircraft Property and enforce its contractual rights or remedies to sell, lease or otherwise retain or dispose of such equipment.

The 60-day period under Section 1110 in the Chapter 11 Cases expired on May 31, 2012.  In accordance with the Bankruptcy Court’s Order Authorizing the Debtors to (i) Enter into Agreements Under Section 1110(a) of the Bankruptcy Code, (ii) Enter into Stipulations to Extend the Time to Comply with Section 1110 of the Bankruptcy Code and (iii) File Redacted Section 1110(b) Stipulations, dated April 23, 2012, the Debtors have entered into agreements to extend the automatic stay or agreed to perform and cure        defaults under financing agreements with respect to certain aircraft in their fleet and other Aircraft Property.  With respect to certain Aircraft Property, the Debtors have reached agreements on, or agreements on key aspects of, renegotiated terms of the related financings, and the Debtors are continuing to negotiate terms with respect to many of their other Aircraft Property financings.  Various Section 1110 Extensions have been approved, including extensions to June 30 with Synovus and Cessna regarding the financing of eight and one SAAB 340B aircraft, respectively, and an extension to September 30 with Export Development Corporation regarding the financing of sixteen CRJ900 aircraft. In addition, an extension to June 15 with General Electric regarding the financing of one spare engine was approved and has since been resolved.   The ultimate outcome of these negotiations cannot be predicted with certainty.  To the extent the Debtors are unable to reach definitive agreements with Aircraft Property financing parties, those parties may seek to repossess the subject Aircraft Property.  The loss of a significant number of aircraft could result in a material adverse effect on the Debtors’ financial and operating performance.

In accordance with Section 1110 of the Bankruptcy Code, the Company has (i) rejected three leases relating to three Q400 aircraft, eight leases related to eight SAAB 340B aircraft and eight leases related to eight SAAB 340B+ aircraft; (ii) relinquished 28 Q400 aircraft that were subject to mortgages; (iii) made elections under Section 1110(a) of the Bankruptcy Code to retain 140 CRJ200 and 41 CRJ900 aircraft leased from Delta Air Lines, Inc. (“Delta”,) on the terms provided in the related financing documents; and (iv) extended the Section 1110 timeframe for 16 CRJ900 aircraft.

Magnitude of Potential Claims.  On June 11, 2012, the Debtors filed with the Bankruptcy Court schedules and statements of financial affairs setting forth, among other things, the assets and liabilities of the Debtors, subject to the assumptions filed in connection therewith.  All of the schedules are subject to further amendment or modification.

Bankruptcy Rule 3003(c)(3) requires the Bankruptcy Court to fix the time within which proofs of claim must be filed in a Chapter 11 case pursuant to Section 501 of the Bankruptcy Code. The Bankruptcy Rules also provide that any creditor who asserts a claim against the Debtors that arose prior to the Petition Date and whose claim (i) is not listed on the Debtors’ schedules or (ii) is listed on the schedules as disputed, contingent, or unliquidated, must file a proof of claim.  On June 25, 2012, the Bankruptcy Court entered an Order establishing August 6, 2012 at 5:00 p.m. (Eastern Time) as the deadline for each person or entity other than any governmental units to file proofs of claim against any Debtor and September 28, 2012 at 5:00 p.m. (Eastern Time) as the deadline for any governmental units to file proofs of claims against any Debtor.

Differences between amounts scheduled by the Debtors and claims by creditors will be investigated and resolved in connection with the claims resolution process.  In light of the expected number of creditors, the claims resolution process may take considerable time to complete.  Accordingly, the ultimate number and amount of allowed claims is not presently known, nor can the ultimate recovery with respect to allowed claims be presently ascertained.

Collective Bargaining Agreements.  The Bankruptcy Code provides a process for the modification and/or rejection of collective bargaining agreements (“CBAs”).  In particular, Section 1113(c) of the Bankruptcy Code permits a debtor to reject its CBAs if the debtor satisfies a number of statutorily prescribed substantive and procedural prerequisites and obtains the Bankruptcy Court’s approval to reject the CBAs.  The Section 1113(c) process requires that a debtor must make proposals to its unions to modify existing CBAs based on the most complete and reliable information available at the time the proposals are made.  The proposed modifications must be necessary to permit the reorganization of the debtor and must assure that all the affected parties are treated fairly and equitably.  The debtor must provide the unions with all information necessary to evaluate the proposals, and meet at reasonable times and confer in good faith with the unions in an effort to reach mutually agreeable modifications to the CBAs.  On May 8, 2012, the Company commenced the Section 1113(c) process with its unions and began negotiating in good faith for consensual agreements that achieve the necessary level of labor cost savings.  On June 22, these negotiations were temporarily suspended in order for the Debtors to re-evaluate their Business Plan. If consensual agreements are not reached, the debtor may file a motion with the Bankruptcy Court requesting approval to reject the CBAs.  Rejection of the CBAs is appropriate if the Bankruptcy Court finds the debtor’s proposals are necessary for its reorganization, are fair and equitable, and that the unions refused to agree to the proposals without good cause.  Throughout this Court process, the Debtors will continue to negotiate in good faith with the unions toward consensual agreements.  The ultimate resolution of the Debtors’ union negotiations cannot be determined at this time.

Availability and Utilization of Net Operating Losses.  The availability and utilization of net operating losses (and utilization of alternative minimum tax credits) after the Debtors’ emergence from Chapter 11 is uncertain at this time and will be highly influenced by the composition of the plan of reorganization that is ultimately pursued.  On April 23, 2012, the Bankruptcy Court issued a Final Order Establishing Notification Procedures and Approving Restrictions on Certain Transfers of Claims and Interests in the Debtors’ Estates, which restricts trading in the Company’s common stock and claims.  The order is intended to prevent certain transfers of the Company’s common stock and certain transfers of claims against the Debtors that could impair the ability of one or more of the Debtors’ estates to use their net operating loss carryovers and certain other tax attributes currently or on a reorganized basis.  Any acquisition, disposition, or other transfer of equity or claims on or after April 1, 2012 in violation of the restrictions set forth in the order will be null and void ab initio and/or subject to sanctions as an act in violation of the automatic stay under Sections 105(a) and 362 of the Bankruptcy Code.  The order applies to (i) “Substantial Equityholders,” i.e., persons who are, or as a result of a transaction would become, the beneficial owner of approximately 4.75 percent of the outstanding shares of the Company’s common stock and (ii) “Substantial Claimholders,” i.e., persons who are, or as a result of a transaction become, the beneficial owner of unsecured claims in excess of a threshold amount of unsecured claims (initially $5 million of unsecured claims, but which may be subsequently increased or decreased under certain circumstances in connection with the Debtors’ filing of a Chapter 11 plan).  In the case of Substantial Equityholders, the order imposes current restrictions with respect to the acquisition or disposition of the Company’s stock, and certain notifications may be required.  In the case of Substantial Claimholders, the order imposes a procedure pursuant to which, under certain circumstances, the claims acquired during the Chapter 11 cases may have to be resold, and certain notifications may be required.

Reorganization Plan. In order for the Company to emerge successfully from Chapter 11, the Company must obtain the Bankruptcy Court’s approval of a reorganization plan, which will enable the Company to transition from Chapter 11 into ordinary course operations outside of bankruptcy.  In connection with a reorganization plan, the Company also may require a new credit facility or equity capital raise, i.e. “exit financing.”  The Company’s ability to obtain such approval and financing will depend on, among other things, the timing and outcome of various ongoing matters related to the Bankruptcy Filing.  A reorganization plan determines the rights and satisfaction of claims of various creditors and parties-in-interest, and is subject to the ultimate outcome of negotiations and Bankruptcy Court decisions ongoing through the date on which the reorganization plan is confirmed.

The Company presently expects that any proposed reorganization plan will provide, among other things, mechanisms for settlement of claims against the Debtors’ estates, treatment of the Company’s existing equity and debt holders, and certain corporate governance and administrative matters pertaining to the reorganized Company.  Any proposed reorganization plan will be subject to revision prior to submission to the Bankruptcy Court based upon discussions with the Company’s creditors and other interested parties, and thereafter in response to interested parties’ objections and the requirements of the Bankruptcy Code and Bankruptcy Court.  There can be no assurance that the Company will be able to secure approval for the Company’s proposed reorganization plan from the Bankruptcy Court or that the Company’s proposed reorganization plan will be accepted by the lender under the DIP Financing, as discussed below.  In the event that the Company does not secure approval of the proposed reorganization plan, the Company’s outstanding principal and interest obligations under the DIP Financing could become immediately due and payable.

Debtor-in-Possession Financing.  In connection with the Company’s Chapter 11 cases, on May 18, 2012, the Company and Delta entered into a debtor-in-possession credit agreement pursuant to which Delta agreed to provide $74,285,000 in secured debtor-in-possession financing (“DIP Financing”) to Pinnacle Airlines Corp., guaranteed by Pinnacle Airlines Corp.’s subsidiaries.  Such DIP Financing was approved by final order of the Bankruptcy Court on May 17, 2012 [ECF No. 316].

The DIP Financing has a term of one year from the date of the filing of the Company’s Chapter 11 cases (subject to early termination in certain instances) and accrues interest at the rate of 12.5% per annum.  There is no additional fee payable to Delta in connection with the DIP Financing.  The DIP Financing contains customary default provisions, and certain milestones that must be met relating to the delivery of a six-year business plan, filing and confirmation of a plan of reorganization and modifications to collective bargaining agreements through a settlement or relief under Section 1113 of the Bankruptcy Code.  Approximately $46.2 million of the DIP Financing was used to repay Delta’s existing secured promissory note and the balance of the DIP Financing is additional available working capital for the Company.  If certain conditions are satisfied, including substantial consummation of a plan of reorganization that is reasonably acceptable to Delta and the absence of a continuing or unwaived default or event of default, Delta has agreed to convert the DIP Financing into a senior secured exit financing facility.

4. Liabilities Subject to Compromise

The following table summarizes the components of liabilities subject to compromise included on the Condensed Consolidated Balance Sheet as of May 31, 2012:

(in thousands)
Long-term debt	$305,249
Accounts payable and other accrued liabilities	111,565
Other	-
Total liabilities subject to compromise	$416,814

Liabilities subject to compromise refers to prepetition obligations which may be impacted by the Chapter 11 reorganization process.  These amounts represent the Debtors’ current estimate of known or potential prepetition obligations to be resolved in connection with the Chapter 11 Cases.

In accordance with ASC 852, substantially all of the Company’s unsecured debt has been classified as liabilities subject to compromise.  Additionally, certain of the Company’s undersecured debt instruments have also been classified as liabilities subject to compromise.

Differences between liabilities the Debtors have estimated and the claims filed, or to be filed, will be investigated and resolved in connection with the claims resolution process.  The Company will continue to evaluate these liabilities throughout the Chapter 11 proceedings and adjust amounts as necessary.  Such adjustments may be material.  In light of the expected number of creditors, the claims resolution process may take considerable time to complete.  Accordingly, the ultimate number and amount of allowed claims is not presently known.

5.  Reorganization Items, Net

Reorganization items refer to revenues, expenses (including professional fees), realized gains and losses and provisions for losses that are realized or incurred in the Chapter 11 Cases.  The following table summarizes the components included in Reorganization items, net, on the Condensed Consolidated Statement of Operations for the month ended May 31, 2012:

(in thousands)
Professional fees, including court approved advisors	$3,796
Total reorganization items, net	$3,796

Professional fees directly related to the reorganization (“Professional Fees”) include fees associated with advisors to the Debtors, the statutory committee of unsecured creditors and certain secured creditors.  Professional Fees for the month of May 2012 were estimated by the Debtors and will be reconciled to actual invoices when received.

Claims related to reorganization items are reflected in liabilities subject to compromise on the Condensed Consolidated Balance Sheet as of May 31, 2012.

6.  Interest Expense

In accordance with ASC 852, the Debtors record interest expense only to the extent (1) interest will be paid during the Chapter 11 Cases or (2) it is probable that the Bankruptcy Court will allow a claim in respect of such interest.  Interest expense recorded on the Condensed Consolidated Statement of Operations totaled $2.3 million for the month ended May 31, 2012.

7.  Insurance

Premiums to date for all insurance policies, including workers’ compensation and disability insurance, have been paid in accordance with each respective policy’s payment terms.  No payments are past due.

8.  Restricted Cash and Short-term Investments

The Company has restricted cash and short-term investments related primarily to collateral for standby letter of credit facilities that the Company maintains for various vendors and funds held for certain tax obligations.

Pinnacle Airlines Corp.		Schedule 1
Debtors and Debtors in Possession
Total Disbursements by Filed Legal Entity
Month Ended May 31, 2012
(Unaudited) (In thousands)

Legal Entity	Case Number	Disbursements
Pinnacle East Coast Operations Inc.	12-11342	$-

Pinnacle Airlines Corp.	12-11343	5,749

Colgan Air, Inc.	12-11344	12,371

Mesaba Aviation, Inc.	12-11345	1,316

Pinnacle Airlines, Inc.	12-11346	37,517

		$56,953

Pinnacle Airlines Corp.	Schedule 2
Debtors and Debtors in Possession
Schedule of Federal, State and Local Taxes Collected, Received, Due or Withheld
Month Ended May 31, 2012
(Unaudited) (In thousands)

Payroll Taxes
Gross wages and salaries paid or incurred	$30,552
Payroll taxes withheld employee	5,529
Payroll taxes from employer	2,353
Total payroll taxes	7,882
Amount of payroll tax remitted to tax authorities	7,730
Date(s) remitted to tax authorities (1)	Various

Sales & Use Taxes
Sales & use tax collected and incurred	-
Amount of sales & use tax remitted to tax authorities	-
Date(s) remitted to tax authorities	N/A

Property taxes paid	1

Franchise taxes paid	96

(1)	Payroll tax remittance does not equal tax withheld because of tax entity payment timing requirements.

Pinnacle Airlines Corp.	Schedule 3
Debtors and Debtors in Possession
Total Disbursements to Retained Professionals
Month Ended May 31, 2012
(Unaudited) (In thousands)

Retained Professionals	Disbursements (1)

Debtors’ Advisors and Notice and Claims Agent:	$-

Advisors to Unsecured Creditors’ Committee:	-
$-
(1)
The Debtors have retained certain legal and financial professionals to advise them in the Chapter 11 cases.  The Unsecured Creditors’ Committee also retained certain legal and financial professionals in connection with the Chapter 11 cases.  For the month of May 2012 estimated based on the Debtors’ books and records, the Debtors’ recognized $3.8 million of professional fees relating to such professionals, as indicated in Note 5 to the Condensed Consolidated Financial Statements.  Any payments to such professionals will be made in accordance with applicable orders of the Bankruptcy Court.